Exhibit 99.1

SeaSpine Reports First Quarter 2020 Financial Results

CARLSBAD, CA (May 6, 2020) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three-months ended March 31, 2020.

Summary of First Quarter 2020 Financial Results and Recent Accomplishments

•	Revenue of $36.1 million, flat compared to the prior year period

•	U.S. revenue of $31.8 million, a decrease of less than 1% compared to the prior year period

◦	U.S. Spinal Implants revenue of $14.5 million, a decrease of 3%

◦	U.S. Orthobiologics revenue of $17.3 million, an increase of 2%

•	Completed alpha launches for NanoMetalene with Reef Topography oblique and articulating interbody devices

•	Completed alpha launch of a new Cervical Facet Fusion System

•	Received FDA 510(k) clearance for lordotic and parallel expanding interbody implants under the Explorer™ brand

•	Enacted numerous measures designed to ensure business continuity, reduce operating expense, and preserve cash in response to the ongoing COVID-19 pandemic

Keith C. Valentine, President and Chief Executive Officer, said, “During these unprecedented times, we are focused on protecting our employees’ health and safety while reducing costs for non-critical expenses and programs. Despite a strong start to the year, the deferral of most spinal-deformity, revision, and back pain surgeries significantly impacted our business in March and continued to do so through April and into May. We are working closely with our surgeon advisors and key U.S. distributors to determine the expected timing for the return of spinal surgery procedures, and are encouraged by SeaSpine's strong presence in many of the geographies that have begun to ease restrictions on these surgeries, or are considering it in the near term.”

“While we temporarily deferred certain investments originally planned for 2020, we prioritized the most critical product development initiatives and introductions to satisfy expected procedural mix later this year. Ultimately, we are focused on maintaining the culture and operational readiness to emerge from the pandemic stronger than ever,” Mr. Valentine concluded.

First Quarter 2020 Financial Results
Revenue for the first quarter of 2020 was $36.1 million, flat compared to the first quarter of 2019. U.S. Spinal Implants revenue was $14.5 million, a 3% decrease compared to the same period of the prior year. The decrease was driven by lower procedure volumes and unit pricing, somewhat offset by a procedural mix shift to more thoracolumbar procedures, which typically generate more revenue per case compared to other procedures. U.S. Orthobiologics revenue was $17.3 million, a 2% increase compared to the same period of the prior year. The increase was driven by growth in recently launched products.

Gross margin for the first quarter of 2020 was 61.8%, compared to 62.4% for the same period of the prior year. The decrease in gross margin was due to lower utilization of the Irvine manufacturing facility and higher excess and obsolete inventory charges.

Operating expense for the first quarter of 2020 was $35.0 million, a $3.4 million increase compared to the same period of the prior year. This increase was driven primarily by $1.5 million in higher selling and marketing expenses and a $1.3 million non-cash, intangible asset impairment charge associated with acquired technology.

Net loss for the first quarter of 2020 was $12.6 million, a $3.6 million increase compared to same period of the prior year.

At March 31, 2020, cash, cash equivalents and investments were $105.2 million, and the Company had no outstanding debt under its credit facility.

Updated 2020 Financial Outlook
SeaSpine withdrew its previously announced annual guidance for 2020 on April 6, 2020. Given the uncertain scope and duration of the COVID-19 pandemic, the Company remains unable to accurately estimate the impact of the pandemic on its future operations and financial results.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call beginning today at 2:30 p.m. Pacific time / 5:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 6423409. To listen to the webcast and view the accompanying slides, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the expected timing for the return of spinal surgery procedures, the Company’s strength in the geographies that have begun to ease restrictions on spinal surgery procedures, and expectations regarding geographies that are considering easing restrictions on spinal surgery procedures in the near term; the Company’s ability to predict accurately and prioritize the products for which there will be demand later this year; and the Company’s ability to maintain the operational readiness that enables it to emerge from the pandemic stronger than ever. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the full extent to which the COVID-19 pandemic will, directly or indirectly, impact the Company’s business, results of operations and financial condition, including its sales, expenses, supply chain integrity, manufacturing capability, research and development activities, and employee-related compensation, all of which currently are highly uncertain; new information that may emerge concerning COVID-19, its contagiousness and/or virulence, including as a result of a resurgence in COVID-19 transmission and infection after the loosening of “stay at home” restrictions or resumption of surgical procedures, whether as a result thereof, as a result of reinfection, as a result of a delay in the emergence of symptoms following infection (or reinfection) by COVID-19, or as a result of its ability to lay dormant following infection (or reinfection); actions required or recommended to contain or treat COVID-19, in light of any or all of the foregoing or other as-yet unanticipated developments, whether related to COVID-19 directly or indirectly; the direct and indirect economic impact, both domestically and abroad, of COVID-19 as a result of any or all of the foregoing, including actions taken by local, state, national and international governmental agencies, whether such impact affects customers, suppliers, or markets generally; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Total revenue, net	$36,111	$36,150
Cost of goods sold	13,812	13,579
Gross profit	22,299	22,571
Operating expenses:
Selling and marketing	20,476	18,974
General and administrative	8,554	8,334
Research and development	3,895	3,512
Intangible amortization	792	792
Impairment of intangible assets	1,325	—
Total operating expenses	35,042	31,612
Operating loss	(12,743)	(9,041)
Other income, net	227	73
Loss before income taxes	(12,516)	(8,968)
Provision for income taxes	35	21
Net loss	$(12,551)	$(8,989)
Net loss per share, basic and diluted	$(0.48)	$(0.48)
Weighted average shares used to compute basic and diluted net loss per share	26,420	18,872

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2020	December 31,
	(unaudited)	2019
Cash and cash equivalents	$80,006	$20,199
Short-term investments	25,200	—
Trade accounts receivable, net	20,005	24,902
Inventories	47,682	47,155
Total current liabilities	29,788	30,478
Total stockholders' equity	189,889	109,760